EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made and effective this 30th day of December, 1983 by and between Seagull Energy Corporation, a Texas corporation having its principal place of business in Houston, Harris County, Texas
("Company") and Barry J. Galt, an individual currently residing at 6730 South Evanston, Tulsa, Oklahoma ("Galt").

     W I T N E S S T H: WHEREAS, the Company is desirous of employing Galt in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Galt is desirous of entering the employ of the Company on such terms and conditions and for such consideration; NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Galt agree as follows:


ARTICLE 1:  EMPLOYMENT AND DUTIES

     1.1 Company agrees to employ Galt and Galt agrees to be employed by Company, beginning as of the effective date of this Agreement and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

     1.2 On the effective date of this Agreement, the Company shall cause Galt to be appointed Chief Executive Officer and elected a member of the Board of Directors, and Chairman of the Board of Directors, of the Company. Company shall maintain Galt in such positions, or in such other positions as the parties mutually may agree, for the full term of Galt's employment hereunder.

     1.3 Galt agrees to serve as Chief Executive Officer, Director and Chairman of the Board of Directors of Company and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of the Company, as well as such additional duties and services appropriate to such offices which he from time to time may be reasonably directed to perform by the Board of Directors of the Company.

     1.4 Galt agrees, during the period of his employment by Company, to devote his entire time, energy and best efforts to the business and affairs of the Company and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree (i) that Galt may engage in passive personal investments and other business activities that do not conflict with the business and affairs of the Company or interfere with Galt's performance of his duties hereunder, and
(ii) that during the period of time from the effective date of this Agreement until April 1, 1984, Galt will devote such time as he finds necessary to fulfilling and completing to the extent possible his obligations as Chapter 11 Trustee for Nucorp Energy, Inc. and affiliated companies, and that periodically after said date he will be required to devote a limited amount of time to such activities until he is finally discharged as such Trustee by a Court of competent jurisdiction.

ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

     2.1 Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Galt for a period beginning with the effective date of this Agreement and terminating December 31, 1986. Beginning December 31, 1984, said term of employment shall be extended automatically as of each December 31 for successive one (1) year periods until such time, prior to December 31 of any year during the term of employment, as either party shall give written notice to the other that no further such automatic extensions shall occur, in which event Galt's employment shall terminate on December 31 of the second calendar year following such notice.

     2.2 Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Galt's employment under this Agreement at any time for any of the following reasons:

     (i)  upon Galt's death;

     (ii) upon Galt's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any twelve (12) month period;

     (iii)for cause, which for purposes of this Agreement shall mean Galt's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement, or Galt's final conviction of a felony or of a misdemeanor involving moral turpitude;

     (iv) for Galt's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for thirty (30) days following written notice to Galt by the Company of such breach; or

     (v) for any other reason whatsoever, in the sole discretion of the Board of Directors of the Company.

     2.3 Notwithstanding the provisions of paragraph 2.1, Galt shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

     (i) the assignment to Galt by the Board of Directors of duties materially inconsistent with the duties of the Company's Chief Executive Officer as such duties are constituted as of the effective date of this Agreement;

     (ii) the failure of the Company to elect or appoint, or to re-elect or reappoint, Galt to the offices described in paragraph 1.2 of this Agreement;

     (iii)the occurrence of a "change of control." For purposes of this paragraph 2.3(iii), a "change of control" shall be deemed to have occurred if:

          (i) any person (other than Galt, the Company, Dee S. Osborne and/or Finial Investment Corporation) including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 40% or more of the total number of votes that may be cast for the election of directors of the Company; or

          (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

     (iv) a material breach by the Company of any material provision of this Agreement which, if correctable, remains uncorrected for thirty (30) days following written notice of such breach by Galt to the Company; or

     (v) for any other reason whatsoever, in the sole discretion of Galt.

     2.4 If the Company or Galt desires to terminate Galt's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Galt's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Such notice shall also, to the extent material to any right or obligation hereunder, constitute notice under paragraph 2.1 of the discontinuance of any further automatic extensions of the term of paragraph 2.1.

ARTICLE 3:  COMPENSATION AND BENEFITS

     3.1 Base Salary. During the period beginning with the effective date of this Agreement and ending on March 31, 1984, Galt shall receive a base salary of $10,000 per month. Beginning April 1, 1984, and continuing for the remainder of the term of Galt's employment, Galt shall receive a base salary at the rate of $250,000 per calendar year, or such larger sum as may be fixed by the Board of Directors of the Company in its sole discretion, payable in equal installments not less often than monthly. The Compensation Committee of the Board of Directors of the Company shall make an annual review and recommendation to the Board regarding possible increases in Galt's base salary compensation.

     3.2 Stock Grant. Effective January 2, 1984, the Company will grant to Galt in lieu of a cash bonus of thirty thousand (30,000) shares of the Company's common stock in consideration of Galt's agreement to become an employee of the Company and to execute this Agreement. Seven thousand five hundred (7,500) of such shares will be transferred free of any restriction. The remaining twenty-two thousand five hundred (22,500) shares of such stock will be subject to the restrictions and other terms and conditions set forth in Exhibit A, "Restricted Stock Agreement," attached to, and forming a part of, this Agreement.

     3.3 Stock Options. As additional compensation, the Company has granted, or shall grant, to Galt the following stock options:

     (i) 1983 Incentive Stock Option - On the effective date of this Agreement, Company shall execute and deliver to Galt a ten (10) year option, under the "Seagull Energy Corporation 1981 Nonqualified and Incentive Stock Option Plan," to purchase up to 6,100 shares of the Company's common stock (being the maximum number of shares which may be optioned to Galt as of the effective date hereof under an incentive stock option plan pursuant to section 422A of the Internal Revenue Code). The form, price and other terms and conditions of such option are set forth in Exhibit B, "Incentive Stock Option Agreement," attached to, and forming a part of, this Agreement.

     (ii) 1984 Incentive Stock Option - Effective January 2, 1984, the Company shall execute and deliver to Galt a ten (10) year option, under the "Seagull Energy Corporation 1981 Nonqualified and Incentive Stock Option Plan," to purchase an additional number of shares of the Company's common stock, being the maximum number of shares which may be optioned to Galt at such time under an incentive stock option plan pursuant to section 422A of the Internal Revenue Code. The form, price and other terms and conditions of such option shall be substantially in accordance with Exhibit C, "Incentive Stock Option Agreement," attached to, and forming a part of, this Agreement.

     (iii)Non-Qualified Stock Option - Effective January 2, 1984, the Company shall execute and deliver to Galt a ten (10) year option, under the "Seagull Energy Corporation 1983 Stock Option Plan," to purchase up to 107,800 shares of the Company's common stock (being 120,000 shares less the total number of shares to be optioned under the 1983 Incentive Stock Option and the 1984 Incentive Stock Option pursuant to subparagraphs 3.3(i) and (ii) above). The form, price and other terms and conditions of such option are set forth in Exhibit D, "Nonqualified Stock Option Agreement," attached to, and forming a part of, this Agreement. If the Seagull Energy Corporation 1983 Stock Option Plan is not approved by the shareholders of the Company within one year after the date of this Agreement, the Company shall replace such option with a comparable benefit that provides for Galt substantially the same opportunity for realizing economic gain, when viewed prospectively from the date hereof (e.g., a "phantom" stock grant).

     3.4 Life Insurance. The Company will provide, or cause to be provided, to Galt, at no cost to Galt, five hundred thousand dollars ($500,000), of term life insurance coverage payable to a beneficiary to be designated in writing by Galt. Notwithstanding the foregoing, however, if Galt fails to qualify medically for such insurance coverage at standard rates for his age group, Company shall not be required to provide such coverage unless Galt pays the cost of such coverage that is in excess of the standard rate cost. Such insurance, including replacement or substitute policies therefor, shall be maintained for the same period as Galt's compensation hereunder is continued pursuant to Article V hereof.

     3.5 Incentive Compensation Program. Galt shall be entitled to participate in an executive incentive compensation program to be formulated and instituted by the Company as soon as reasonably practicable after the effective date of this Agreement, based upon the advice of a compensation consultant to be retained by the Company. Such incentive compensation program will be effective for calendar year 1984 and is expected to be based upon a mixture of objective criteria and subjective judgment by members of the Board of Directors concerning employee performance.

     3.6 Payment In Lieu of 1984 Thrift Plan Contribution. Galt will not be eligible to participate in the Seagull Energy Corporation Thrift Plan until such time as he has satisfied the eligibility requirements for such Plan. In lieu of Galt's participation in such Plan prior to satisfying such eligibility requirements, the Company agrees to pay Galt, in January of 1985, a one-time payment equal to six percent (6%) of Galt's cash compensation taxable for federal income tax purposes received from the Company during the calendar year 1984.

     3.7 Vacation and Sick Leave. During each year of his employment, Galt shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company employee, without regard to the period of service that might otherwise be necessary to entitle Galt to such vacation or sick leave under standard Company policy.

     3.8 Other Perquisites. During his employment hereunder, Galt shall be afforded the following benefits as incidences of his employment:

     (i) Company automobile - the Company will provide to Galt for his personal and business use a top-of-the-line automobile, and shall provide, or reimburse Galt for, maintenance and insurance (liability and collision coverage insuring both the Company and Galt and covering both business and personal use) for such automobile. Such automobile shall be owned or leased by the Company, or an affiliate of the Company, and, if requested by Galt, shall be replaced not less frequently than each three (3) years.

     (ii) Business and entertainment expenses - the Company will reimburse Galt for, or pay on behalf of Galt, reasonable and appropriate expenses incurred by Galt for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Galt's wife accompanying Galt on business travel.

     (iii)Club memberships - in addition to the other business and entertainment expenses reimbursable pursuant to subparagraph 3.8(ii) above, the Company shall pay membership fees, dues and assessments for (a) Galt's current memberships in the Eldorado Country Club and Castle Pines Country Club, (b) one country club located in Harris County, Texas, to be selected by Galt, (c) one luncheon club located in Houston, Texas, to be selected by Galt, (d) one luncheon club located outside of Houston, Texas, to be selected by Galt, and, (e) such other luncheon or country club memberships as the Compensation Committee of the Board of Directors of the Company may deem to be justified by business usage. The foregoing notwithstanding, the Company shall not be obligated to buy from Galt, or to reimburse Galt for the price of, his membership in any club of which Galt is a member as of the effective date of this Agreement.

     (iv) Annual physical examination - the Company shall pay for the cost of an annual physical examination to be conducted by a doctor or clinic of Galt's choosing in Houston, Texas.

     (v) Parking - the Company shall provide at no expense to Galt a parking place convenient to Galt's office.

     (vi) Other Company benefits - Galt and, to the extent applicable, Galt's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company employees. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, and the like. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

The perquisites provided in this paragraph 3.8 (except subparagraph 3.8(ii)) shall be provided for the same period as Galt's compensation hereunder is continued pursuant to Article V hereof; provided, however, that to the extent that any benefit cannot be continued during a period when Galt is not an employee of the Company, the Company shall pay Galt an amount equal to the economic value of such benefit.

ARTICLE 4:  HOUSING ARRANGEMENTS

     4.1 Temporary Housing. From the effective date of this Agreement, and continuing until Galt relocates his permanent residence to Houston, Texas, or until September 30, 1984, whichever is the earlier, the Company will provide Galt with a furnished apartment, utilities paid, in Houston, Texas, and, during the same period, will pay for travel, including air travel, between Houston and Tulsa, Oklahoma by Galt and his wife.

     4.2 Moving Expenses. Company will pay, or reimburse Galt for, all reasonable expenses incurred by Galt in the course of moving his principal residence, family and goods from Tulsa, Oklahoma, to Houston, Texas, including packing, storage and cartage.

     4.3 Loan and Note. Upon purchase by Galt of a principal residence in Houston, during the term of this Agreement, the Company will lend to Galt a sum of money equal to one-half the cost of such principal residence, including not only the cost of acquiring such residence but all costs and expenses incurred by Galt in improving, remodeling, enlarging and decorating same (hereinafter "Acquisition Cost"), or Three Hundred Thousand dollars ($300,000) whichever is the lesser. Such loan shall be evidenced by, and subject to the terms and conditions of, a promissory note (hereinafter "Note") from Galt payable to the order of Company and bearing interest at the rate of six percent (6%) per annum. Interest only shall be payable on said Note for the first three (3) years, after which said Note shall be payable in ten (10) equal annual installments of principal, each such principal payment to be accompanied by payment of all then accrued interest. Such loan and Note shall be secured by a second lien deed of trust (hereinafter "Deed of Trust") on Galt's Houston residence, or any replacement residence, such Deed of Trust to be in customary form. In the event of termination of Galt's employment hereunder by the Company pursuant to paragraphs 2.2(iii) or (iv) or by Galt pursuant to paragraph 2.3(v), such Note shall accelerate and be fully payable six (6) months following such termination.

ARTICLE 5:  EFFECT OF TERMINATION ON COMPENSATION

     5.1 By Expiration. If Galt's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof as the same may have been automatically extended from time to time, then:

     (i) all compensation and all benefits to Galt hereunder shall terminate contemporaneously with termination of his employment; and

     (ii) the rights and obligations of Galt pursuant to Exhibits A through D to this Agreement, and pursuant to said Note and said Deed of Trust shall be specifically as provided in such instruments.

This paragraph 5.1 shall not be applicable in the event of termination of employment prior to the expiration of the term provided in paragraph 2.1 hereof (as same may have been automatically extended from time to time) pursuant to paragraphs 2.2 or 2.3 hereof.

     5.2 By Company. If Galt's employment hereunder shall be terminated by the Company prior to expiration of the term provided in paragraph 2.1 hereof as the same may have been automatically extended from time to time, then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Galt hereunder shall terminate contemporaneously with the termination of such employment, except that:

     (i) the rights and obligations of Galt pursuant to Exhibits A through D to this Agreement, and pursuant to said Note and said Deed of Trust shall be specifically as provided in such instruments; and

     (ii) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(iii) or (iv), then Galt's compensation and benefits pursuant to paragraphs 3.1 and 3.4 and subparagraphs 3.8(i), (iii), (iv), (v) and (vi) shall continue for the balance of such term.

     5.3 By Galt. If Galt's employment hereunder shall be terminated by Galt prior to expiration of the term provided in paragraph 2.1 hereof as the same may have been automatically extended from time to time, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Galt hereunder shall terminate contemporaneously with the termination of such employment, except that:

     (i) the rights and obligations of Galt pursuant to Exhibits A through D to this Agreement, and pursuant to said Note and said Deed of Trust shall be specifically as provided in such instruments;

     (ii) if such termination shall occur within twelve months following the occurrence prior to April 1, 1984 of a "change of control" as defined in paragraph 2.3(iii), then Galt's compensation and benefits pursuant to paragraphs 3.1 and 3.4 and subparagraphs 3.8(i), (iii), (iv), (v) and (vi) shall continue until October 31, 1984 or the last day of the sixth full month following such termination of employment, whichever is later;

     (iii)if such termination shall occur within twelve months following the occurrence subsequent to March 31, 1984, of a "change of control" as defined in paragraph 2.3(iii) then Galt's compensation and benefits pursuant to paragraphs 3.1 and 3.4 and subparagraphs 3.8(i), (iii),
          (iv), (v) and (vi) shall continue for the balance of such term; and


     (iv) if such termination shall be pursuant to paragraphs  2.3(i),  (ii), or
          (iv) then Galt's compensation and benefits pursuant to paragraphs 3.1 and 3.4 and subparagraphs 3.8(i), (iii), (iv), (v) and (vi) shall continue for the balance of such term.

ARTICLE 6:  CONFIDENTIAL INFORMATION

     6.1 Company Information. Galt acknowledges that the Company's business is highly competitive and that the Company's books, records and documents, the Company's technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning the Company's customers and business affiliates, all comprise confidential business information and trade secrets of the Company which are valuable, special, and unique assets of the Company, which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Galt further acknowledges that protection of the Company's confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Galt hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this paragraph, the term "Company" shall also include affiliates of the Company.

     6.2 Third Party Information. Galt acknowledges that, as a result of his employment by the Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Galt agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company confidential business information and trade secrets.

     6.3 Information of Prior Employers. Galt agrees not to disclose to the Company, or to use on behalf of the Company, any confidential business information or trade secrets of any of Galt's prior employers.

     6.4 Return of Documents. All written materials, records and other documents made by, or coming into the possession of, Galt during the period of his employment by the Company which contain or disclose Company confidential business information or trade secrets shall be and remain the property of the Company. Upon termination of Galt's employment by the Company, for any reason, he promptly shall deliver the same, and all copies thereof, to the Company.

ARTICLE 7:  INVENTIONS AND DISCOVERIES

     7.1 Galt agrees promptly and freely to disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which are conceived or made by Galt, solely or jointly with another, during the period of his employment by Company and which are related to the business or activities of Company. Galt agrees to assign and hereby does assign to Company all his interest in said ideas, conceptions, inventions, improvements, and discoveries. Galt agrees that, whenever requested to do so by Company, he shall execute any and all applications, assignments or other instruments that Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for said ideas, conceptions, inventions, improvements and discoveries in all countries of the world. The obligations in the preceding sentence shall continue beyond the termination of Galt's employment regardless of the reason for such termination.

     7.2 Galt represents that he has not heretofore made any invention or discovery related to the Company's business which he wishes to exclude from the provisions of paragraph 7.1 above.

     7.3 As used in this Article 7, "Company" shall include affiliates of the Company.

ARTICLE 8:  NON-COMPETITION

     8.1 As part of the consideration for the compensation to be paid to Galt hereunder, and as an additional incentive for the Company to enter into this Agreement, Galt hereby agrees that he will not at any time during his employment by the Company, or at any time following his employment by the Company while he is still receiving base salary compensation from the Company pursuant to paragraph 3.1 or Article V above, directly or indirectly, for himself or for others, in any state of the United States or in any foreign country where the Company or any of its affiliates is then conducting any business, or has, during the previous twelve (12) months, conducted any business:

     (i) engage in any business similar to or competitive with that conducted by the Company or its affiliates;

     (ii) render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in any business similar to, or competitive with, the business conducted by the Company or its affiliates;

     (iii)transact any business in any manner pertaining to suppliers or customers of the Company or any affiliate which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate; or,

     (iv) induce any employee of the Company or any affiliate to terminate his or her employment with the Company or such affiliate.

     8.2 Galt understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company's business anywhere in the world during any time when he is receiving base salary compensation from the Company pursuant to paragraph 3.1 or Article V above, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restriction. The Company and Galt agree that the Company's remedy for breach of the provisions of this Article 8 shall be, and shall be limited to, termination of all compensation and all benefits to Galt otherwise provided under this Agreement.

     8.3 It is expressly understood and agreed that the Company and Galt consider the restrictions contained in paragraphs 8.1 above to be reasonable and necessary for the purposes of preserving and protecting the good will and proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or over broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

     ARTICLE 9:  MISCELLANEOUS

     9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Company to:   Seagull Energy  Corporation
                          First International  Plaza
                          Suite 2000
                          1100  Louisiana  Street
                          Houston,  Texas  77002
                          Attention: Corporate Secretary

         If to Galt to:   Mr. Barry J. Galt
                          6730 South Evanston
                          Tulsa, Oklahoma 74136

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     9.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

     9.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     9.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain. in full force and effect.

     9.5   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     9.6 Withholding of Taxes. Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     9.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     9.8 Affiliate. As used in this Agreement, "affiliate" shall mean. any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

     9.9 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     9.10 Term. This Agreement has a term co-extensive with the term of employment as defined in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.
9.11 Entire  Agreement.  This  Agreement,  together  with the  Exhibits  hereto, constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Galt by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Galt by the Company, which is not contained in this Agreement or the Exhibits hereto, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                           SEAGULL ENERGY CORPORATION



                           By:

                           Its:


                           BARRY J. GALT

                        AMENDMENT TO EMPLOYMENT AGREEMENT



     WHEREAS, Seagull Energy Corporation ("Company") and Barry J. Galt ("Galt") have heretofore entered into an Employment Agreement ("Agreement"), effective as of December 30, 1983; and

     WHEREAS, Section 3.4 of the Agreement obligates the Company to provide certain term life insurance coverage to Galt during the term of the Agreement; and

     WHEREAS, the Company and Galt desire to enter into an agreement regarding the provision of insurance coverage for Galt, effective as of January 1, 1987, and in satisfaction of the Company's obligations under Section 3.4 of the Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:


     1. Commencing as of February 9, 1987 and during each year that the Agreement is in force and effect, the Company agrees to tender annual premiums in the amounts established pursuant to Schedule A attached hereto and made a part hereof to the Philadelphia Life Insurance Company to be applied by such company to increase the cash value of Flexible Premium Adjustable Life Insurance Policy Number 7226596.


     2. Galt agrees that  payment of the premiums by the Company as specified in
Item 1 above will constitute full and complete performance by the Company of its obligations under Section 3.4 of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this ____ day of ____________, 1987.


                                         SEAGULL ENERGY CORPORATION



                                         By:
                                             Joe T. Rye, Vice President,
                                             Finance & Administration



                                         Barry J. Galt

                                   SCHEDULE A




                       Philadelphia Life Insurance Company
       Policy No: 7226596; Insured: Barry J. Galt; Owner: Kathryn M. Galt
                  Annual Payment by Seagull Energy Corporation


          Due Date                                Amount                            Age of Mr. Galt

             2-9-87                            $     2,000.00                                53
             2-9-88                                  2,190.00                                54
             2-9-89                                  2,395.00                                55
             2-9-90                                  2,610.00                                56
             2-9-91                                  2,825.00                                57
             2-9-92                                  3,040.00                                58
             2-9-93                                  3,255.00                                59
             2-9-94                                  3,470.00                                60
             2-9-95                                  3,760.00                                61
             2-9-96                                  4,190.00                                62
             2-9-97                                  4,770.00                                63
             2-9-98                                  5,490.00                                64
             2-9-99                                  6,355.00                                65
             2-9-00                                  7,225.00                                66
             2-9-01                                  8,100.00                                67
             2-9-02                                  8,990.00                                68
             2-9-03                                  9,885.00                                69
             2-9-04                                 11,000.00                                70
             2-9-05                                 12,520.00                                71
             2-9-06                                 14,520.00                                72
             2-9-07                                 17,055.00                                73
             2-9-08                                 20,235.00                                74
             2-9-09                                 24,060.00                                75
             2-9-10                                 28,510.00                                76
             2-9-11                                 33,570.00                                77
             2-9-12                                 36,730.00                                78
             2-9-13                                 40,080.00                                79
             2-9-14                                 43,565.00                                80

